Exhibit 10.1

GUARANTY

                For good and valuable consideration to the undersigned and as a continuing inducement to Citibank, N.A., and its subsidiaries and affiliates, (hereinafter called “CREDITOR”), to extend credit to ATB Holdings Inc., (hereinafter called “Principal Debtor”), the undersigned, Marathon Oil Corporation, a Delaware company, (hereinafter called “Guarantor”) does hereby guarantee, to CREDITOR, the prompt payment of all indebtedness now or hereafter owed CREDITOR by Principal Debtor arising from borrowings under the Uncommitted Line of Credit Agreement (the “Contract”) dated as of June 23, 2005 between CREDITOR, as Lender, and Principal Debtor, as Borrower, provided, however, at no time shall this Guaranty be enforceable against Guarantor in an amount in excess of two billion US dollars ($2,000,000,000).  Guarantor waives any right to have Principal Debtor joined with Guarantor in any suit brought against Guarantor on this Guaranty and waives any right to have a judgment rendered on this Guaranty against Principal Debtor before a judgment to be rendered against Guarantor.

                Guarantor waives notice of acceptance of this Guaranty, of transactions between CREDITOR and Principal Debtor and of defaults by Principal Debtor.  Guarantor also waives periodic statements of account and agrees that this Guaranty shall not be affected, with or without notice, by: CREDITOR’s failure to make demand or use diligence; the extension of time for payment or of additional credit after an account is due; change in terms upon which sales are made to Principal Debtor; modification, termination or replacement of any contract, or allowance on, or compromise of, any claim which CREDITOR may have against Principal Debtor; any change in financial condition of the Guarantor, the Principal Debtor or the CREDITOR, the bankruptcy, winding-up, liquidation, dissolution or insolvency, reorganization and other similar proceedings affecting the Principal Debtor or any resulting release, stay or discharge of any obligation hereunder.

                Guarantor reserves to itself all rights, counterclaims and other defenses which Principal Debtor is or may be entitled to arising from or out of the guaranteed Contract, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Principal Debtor, the power or authority of Principal Debtor to enter into the guaranteed Contract and to perform its Obligations thereunder, and the lack of validity or enforceability of the guaranteed Contract or any other documents executed in connection with the guaranteed Contract.

                This shall be considered a general and continuing Guaranty, irrespective of the aggregate amount of indebtedness existing but subject always to the limitation on enforceability referred to above.  It shall remain in full force and effect until the earlier of (i) July 31, 2005, or (ii) receipt from the Guarantor or his legal representative of written notice of termination sent by certified mail to the offices of:

Citibank, N.A.
Attention: Gordon Dukuyper
Two Allen Center
Suite 2000
Houston, TX 77002

or to such other address as may be given to Guarantor by 30 days written notice.  No such termination shall release Guarantor from liability for indebtedness actually or contingently subject to this Guaranty at the time of such termination.

                This Guaranty shall supersede and replace any previous guaranty delivered by Guarantor to CREDITOR for the benefit of the Principal Debtor with respect to the obligations outlined herein and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

                IN WITNESS WHEREOF, this Guaranty has been signed and delivered by the undersigned as of the 23rd day of June 2005.

MARATHON OIL CORPORATION

By:	/s/ Paul C. Reinbolt

Paul C. Reinbolt
Vice President Finance & Treasurer